Exhibit 2.1

AMENDMENT NO. 1 TO

BUSINESS COMBINATION AGREEMENT

This Amendment No. 1 (this “Amendment”) to the Business Combination Agreement, dated March 1, 2021 (the “Business Combination Agreement”), by and among Ascendant Digital Acquisition Corp., a Cayman Islands exempted company (“Acquiror”), Beacon Street Group, LLC, a Delaware limited liability company (the “Company”), all of the members of the Company party thereto (collectively, the “Sellers”) and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative of the Sellers thereunder (in such capacity, the “Seller Representative”), is made and entered into as of May 21, 2021 by and among Acquiror, the Company and the Seller Representative (collectively, the “Amendment Parties”). Capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement. The term “Business Combination Agreement” as used herein refers to the Business Combination Agreement, as the same may be amended from time to time, and all schedules, exhibits and annexes thereto.

RECITALS

WHEREAS, Acquiror, the Company and the Seller Representative are parties to the Business Combination Agreement;

WHEREAS, Section 13.13 of the Business Combination Agreement provides that the Business Combination Agreement may be amended at any time by execution of an instrument in writing signed on behalf of the Amendment Parties; and

WHEREAS, the Amendment Parties desire to amend the Business Combination Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Amendment Parties agree as follows:

AGREEMENT

1. Amendments to the Business Combination Agreement.

(a) The fifth recital of the Business Combination Agreement is hereby deleted in its entirety and replaced with the following:

WHEREAS, pursuant to the Domestication, Acquiror will change its name from “Ascendant Digital Acquisition Corp.” to “MarketWise, Inc.”;

(b) Each reference to “Beacon Street Group, LLC” in the Business Combination Agreement is hereby deleted and replaced with “MarketWise, LLC” (and each Exhibit to the Business Combination Agreement will be updated to reflect such replacement).

(c) Each reference to “Beacon Street Group, Inc.” in the Business Combination Agreement is hereby deleted and replaced with “MarketWise, Inc.” (and each Exhibit to the Business Combination Agreement will be updated to reflect such replacement).

(d) The first sentence of Section 9.17 of the Business Combination Agreement is hereby deleted in its entirety and replaced with the following:

Conditioned on the occurrence of the Closing, and subject to any limitation with respect to any specific individual imposed under Applicable Legal Requirements and the listing requirements of the Exchange, the Parties (other than the Seller Representative) shall use commercially reasonable efforts to take all actions necessary or appropriate to cause, effective as of immediately after the Closing, the board of directors of Acquiror to consist of nine (9) members comprised as follows: (i) two (2) of whom shall be the individuals approved and designated by the board of managers of the Company as listed on Schedule 9.17 of the Company Disclosure Letter and five (5) of whom shall be individuals approved and designated by the board of managers of the Company prior to the Closing (provided, that such designees shall be reasonably acceptable to Acquiror, which acceptance shall not be unreasonably withheld, conditioned or delayed), provided, that four (4) of such individuals shall meet the independence requirements of Applicable Legal Requirements and the listing requirements of the Exchange, provided, that one (1) of such individuals shall be eligible for service on the audit committee of the board of directors of Acquiror under Applicable Legal Requirements and the listing requirements of the Exchange; and (ii) two (2) of whom shall be the individuals designated by the Sponsor as listed on Schedule 9.17 of the Acquiror Disclosure Letter (the “Sponsor Designees”), provided, that both Sponsor Designees shall meet the independence requirements of Applicable Legal Requirements and the listing requirements of the Exchange (and if any Sponsor Designee listed on Schedule 9.17 of the Acquiror Disclosure Letter does not so qualify, then Sponsor shall be able to designate in writing another individual who does so qualify, provided, that any such replacement designees shall be reasonably acceptable to the Company, which acceptance shall not be unreasonably withheld, conditioned or delayed); provided, further that one (1) of the Sponsor Designees shall be placed in Class I of the classification of the board of directors of Acquiror and the other Sponsor Designee shall be placed in Class II of the classification of the board of directors of Acquiror.

2 Effect of Amendment. Except as expressly provided herein, this Amendment shall not constitute an amendment, modification or waiver of any provision of the Business Combination Agreement or any rights or obligations of any party under or in respect of the Business Combination Agreement. Except as modified by this Amendment, the Business Combination Agreement shall continue in full force and effect. Upon the execution of this Amendment by the Amendment Parties, each reference in the Business Combination Agreement to “this Agreement” or the words “hereunder,” “hereof,” “herein” or words of similar effect referring to the Business Combination Agreement shall mean and be a reference to the Business Combination Agreement as amended by this Amendment, and a reference to the Business Combination Agreement in any other instrument or document shall be deemed a reference to the Business Combination Agreement as amended by this Amendment. This Amendment shall be subject to, shall form a part of, and shall be governed by, the terms and conditions set forth in the Business Combination Agreement, as amended by this Amendment.

3. General. The provisions of Sections 13.02 (Notices), 13.03 (Interpretation), 13.06 (Severability), 13.07 (Other Remedies, Specific Performance), 13.08 (Governing Law), 13.09 (Consent to Jurisdiction, Waiver of Jury Trial), 13.10 (Rules of Construction), and 13.12 (Assignment) of the Business Combination Agreement shall apply to this Amendment mutatis mutandis.

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IN WITNESS WHEREOF, the Amendment Parties have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

ASCENDANT DIGITAL ACQUISITION CORP.

By:	/s/Mark Gerhard
Name:	Mark Gerhard
Title:	Chief Executive Officer

BEACON STREET GROUP, LLC

By:	/s/Mark Arnold
Name:	Mark Arnold
Title:	Chief Executive Officer

SHAREHOLDER REPRESENTATIVE SERVICES LLC

By:	/s/ Sam Riffe
Name:	Sam Riffe
Title:	Managing Director

[Signature Page to Amendment No. 1 to Business Combination Agreement]